NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 06, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 22, 2022, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Plan of Reorganization between Exchange Traded Concepts Trust and Sprott Funds Trust, which became effective after the close on April 22, 2022, each shareholder of North Shore Global Uranium Mining ETF received shares of Sprott Uranium Miners ETF equal in aggregate value at the time of the Reorganization to the aggregate value of such shareholder's shares of North Shore Global Uranium Mining ETF. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 25, 2022.